Exhibit 99.1

Apex Silver Mines Limited Reports Fourth Quarter and Year-End 2003 Results, Completes $168-million Offering and Accepts Subscriptions for $50 Million to Complete Existing Shelf Registrations

Denver, CO, February 13, 2004/PRNewswire/ Apex Silver Mines Limited (AMEX: SIL) today reported a net loss of $1.3 million or $0.04 per share for the fourth quarter 2004, compared to a net loss of $1.9 million or $0.05 per share for the corresponding quarter in 2002. For the full 2003 year, Apex Silver recorded a net loss of $6.0 million or $0.17 per share, compared to a net loss of $8.7 million or $0.24 per share in 2002. The lower losses incurred in 2003 were primarily due to lower exploration and administrative costs as compared to the same periods of 2002. Year-end working capital totaled $41.2 million, with $40.9 million in cash and cash equivalents, compared to $43.3 million in working capital and $44.1 million in cash and cash equivalents at the end of 2002. Total long-term debt now stands at $0.6 million compared to $0.8 million at the end of 2002.

Apex Silver Completes $168-million Offering and Accepts Subscriptions for $50 Million to Complete Existing Shelf Registrations

On January 30, 2004, Apex Silver successfully completed an 8.1million share offering at a price of $20.79 per share realizing total gross proceeds of $168.4 million ($161.1 million net after commissions and fees).  On February 13, 2004, Apex Silver announced it has accepted subscriptions for 2,292,526 ordinary shares at $21.81 per share and thereby completed the sale of securities available under its shelf registrations filed with the Securities and Exchange Commission.  The company expects to realize $50 million in gross proceeds ($47.4 net after commissions and fees).  Sunrise Securities Corp. acted as an exclusive placement agent in conjunction with both offerings.  The raised amount expected to total $208.5 million will be used to finance a portion of the construction and development of the 100%-owned San Cristobal open-pit project, advance evaluation of exploration properties and for other general corporate purposes.  Immediately following the January 30 offering, Apex Silver had 45,030,010 shares outstanding.  Upon completion of the February 13 offering, it would have 47,322,536 ordinary shares.

“Having completed this major capital raising, Apex Silver reaffirms its unwavering commitment to significantly increase the wealth of its shareholders through a long-standing and successful strategy of maximizing the earnings power of its products and minimizing the cost of capital required for their development, production and marketing,” said Keith Hulley, Apex Silver’s President and Chief Executive Officer.  “With the current cash position of about $200 million, expected to increase to approximately $250 million upon completion of the February 13 offering, Apex Silver has built a solid financial platform to advance the San Cristobal project into one of the world’s largest, long-life, low-cost producers of silver, zinc and lead. As all of these three commodities embark on what we perceive to be a secular bull market, our shareholders are better positioned than ever before to derive exceptional economic benefit from their 100% ownership of one of the highest quality assets of its kind.”

Updated Reserves at San Cristobal

Apex updated its reserves at San Cristobal on the basis of a three-year average commodity price guideline established by the Securities and Exchange Commission.  The December 31, 2003 proven and probable reserves were predicated on $4.62 per ounce silver, $0.38 per pound zinc and $0.22 per pound lead compared to the December 31, 2002 corresponding figures of $4.64 per ounce silver, $0.42 per pound zinc and $0.21 per pound lead.  On February 12, 2004, the price of silver was $6.62 per ounce, the price of zinc was $0.50 per pound and the price of lead was $0.38 per pound.

APEX SILVER MINES CORPORATION  –  A Services Company

1700 Lincoln Street  –  Suite 3050  –  Denver, Colorado 80203  –  Telephone (303) 839-5060  –  Fax (303) 839-5907

Parameter	Units	December 2003	December 2002

Reserves	Ore Tonnes (Thousands)	210,970	218,719

Silver Grade	Grams per tonne	65.81	64.63
Zinc Grade	%	1.63	1.67
Lead Grade	%	0.61	0.59

In-Situ:
Silver	Ounces (Thousands)	446,400	455,800
Zinc	Pounds (Billions)	7.6	7.8
Lead	Pounds (Billions)	2.8	2.8

Strip Ratio		1.54	1.53

Apex Silver Limited is a mining exploration and development company.  Since its inception in 1993 and with the discovery of San Cristobal, it has assumed an increasingly important profile within the silver sector.  Its San Cristobal flagship project, located in the Potosi district of southwestern Bolivia, is one of the world’s largest open-pit silver-zinc-lead deposits.  At the designed production rate of 40,000 tonnes of ore per day, San Cristobal is expected to produce concentrates containing approximately 27 million ounces of silver, 570 million pounds of zinc and 200 million pounds of lead per year in the first five full years of production, making it one of the largest producers of these key metals.

The common shares of Apex Silver trade on the American Stock Exchange under the symbol “SIL”.

This press release contains forward-looking statements regarding the company, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the development of its San Cristobal project and related estimates of reserves, production and cash operating costs as well as its global exploration program.  Actual results relating to any and all of these subjects may differ materially from those presented.  Factors that could cause results to differ materially include fluctuations in silver and zinc prices, fluctuations in the company’s share price, the timing and availability of financing on acceptable terms, changes in components of cash operating costs, variations in ore grade and processing rates.   The company assumes no obligation to update this information.  For additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in the company’s Form 10-K filed with the SEC for the year ended December 31, 2002.

CONTACT:  Igor Levental, Vice President Investor Relations and Corporate Development, Apex Silver Mines Corporation, 303-764-9162.

APEX SILVER MINES LIMITED

An Exploration and Development Stage Company

Summary Financial Information

(In thousands of United States dollars, except for per share data

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Income and Expenses
Interest and other income	$118	$212	$550	$870
Trading gains/(losses)	23	137	728	(71)
Exploration	(541)	(1,044)	(2,733)	(3,852)
Administrative	(926)	(1,196)	(4,553)	(5,534)
Amortization and depreciation	(9)	(16)	(36)	(67)
Net Loss	$(1,335)	$(1,907)	$(6,044)	$(8,654)
Net loss per Ordinary Share-basic and diluted	$(0.04)	$(0.05)	$(0.17)	$(0.24)
Weighted average Ordinary Shares outstanding	36,798,367	36,150,679	36,576,367	35,677,844

SUMMARY BALANCE SHEET DATA

	12/31/03	12/31/02

Cash and cash equivalents	$40,899	$44,146
Working capital	41,168	43,262
Property, plant and equipment (net)	97,979	93,781
Notes payable long term	599	770
Shareholder’s equity	143,986	141,731